Exhibit 3.11

CERTIFICATE OF INCORPORATION

OF

DEL PROFESSIONAL PRODUCTS, INC.

FIRST:		The name of the corporation is:

DEL PROFESSIONAL PRODUCTS, INC.

SECOND:		Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite # 400, Wilmington, Delaware 19808. The registered agent in charge thereof is Corporation Service Company & county location is New Castle.

THIRD:		The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:		The amount of the total authorized capital stock of this corporation is 200 shares of common stock, par value $1.00 per share.

FIFTH:		The name and mailing address of the incorporator is as follows:
Gene Wexler, Esq., Del Laboratories, Inc.,
178 EAB Plaza, 8th floor, Uniondale, New York 11556.

SIXTH:	(a)	The corporation shall, to the full extent permitted under the laws of the State of Delaware, indemnify any person who is serving or has served as director, officer, employee or agent of the Corporation, or, at its request, as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses actually and reasonably incurred by him in connection with any pending, threatened or completed action, suit or proceeding (civil, criminal, administrative or investigative), in which he is made a party by reason of his being or having been such a director, officer, employee or agent.

	(b)	Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount in the event that it shall be ultimately determined that he is not entitled to be indemnified by the Corporation. The term “expenses” as used in this

Article SIXTH, shall, to the extent permitted under the laws of the State of Delaware, include, without limitation, costs of litigation, attorneys’ fees, judgments, fines, penalties and amounts paid in settlement.

	(c)	The Corporation may, to the extent available and in amounts deemed appropriate, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions hereof and the laws of the State of Delaware.

	(d)	The indemnification provided in this Article SIXTH shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, or of any other indemnification which may be granted to any person apart from this Article SIXTH, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

SEVENTH:		To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the foregoing in any respect, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this March 15, 2004.

/s/ Gene Wexler
Gene Wexler, Sole Incorporator
178 EAB Plaza, 8th Floor
Uniondale, New York 11556